EXHIBIT 1


                                                                     Serono logo


Media Release


FOR IMMEDIATE RELEASE



                 SERONO ANNOUNCES INCREASED OWNERSHIP OF GENSET


GENEVA, Switzerland-April 15, 2003- Serono S.A. (Virt-x: SEO, NYSE: SRA) announced today that Serono France Holding S.A. now holds 19,371,449 Genset S.A. shares or 96.60% of its capital and voting rights. This is a result of the settlement/delivery today of the shares issued in the capital increase with preferential subscription rights which was launched by Genset S.A. in March 2003.


Consistent with its prior announcements in this respect, and subject to the satisfactory completion of the necessary steps with the French market authorities, Serono France Holding S.A. has decided to launch, shortly, a repurchase offer followed by a mandatory squeeze-out with respect to outstanding Genset S.A. equity securities.


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Some of the statements in this press release are forward looking. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Serono S.A. and affiliates to be materially different from those expected or anticipated in the forward-looking statements. Forward-looking statements are based on Serono's current expectations and assumptions, which may be affected by a number of factors, including those discussed in this press release and more fully described in Serono's Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on May 21 2002. These factors include any failure or delay in Serono's ability to develop new products, any failure to receive anticipated regulatory approvals, any problems in commercializing current products as a result of competition or other factors, our ability to obtain reimbursement coverage for our products, and government regulations limiting our ability to sell our products. Serono has no responsibility to update the forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this press release.

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About Serono
Serono is a global biotechnology leader. The Company has six recombinant products on the worldwide market, Gonal-F(R) (follitropin alfa for injection), Luveris(R) (lutropin alfa), (Luveris(R) is not approved in the USA.), Ovidrel(R)/Ovitrelle(R) (choriogonadotropin alfa for injection), Rebif(R) (interferon beta-1a), Serostim(R) [somatropin (rDNA origin) for injection] and Saizen(R) [somatropin (rDNA origin) for injection]. In addition to being the world leader in reproductive health, Serono has strong market positions in neurology, metabolism and growth. The Company's research programs are focused on growing these businesses and on establishing new therapeutic areas. Currently, there are over 30 projects in development.

Serono was awarded the International James D. Watson Helix 2003 Award from the Biotechnology Industry Organization (BIO) in recognition of the Company's outstanding leadership and highest standards of scientific and product achievement.

In 2002, Serono achieved worldwide revenues of US$1.546 billion, and a net income of US$321 million, making it the third largest biotech company in the world. The Company operates in 45 countries, and its products are sold in over 100 countries. Bearer shares of Serono S.A., the holding company, are traded on the virt-x (SEO) and its American Depositary Shares are traded on the New York Stock Exchange (SRA).



For more information, please contact:

 Serono in Geneva, Switzerland:
 Media Relations:                    Investor Relations:
 Tel:  +41-22-739 36 00              Tel:  +41-22-739 36 01
 Fax:  +41-22-739 30 85              Fax:  +41-22-739 30 22
 http://www.serono.com               Reuters: SEOZ.VX / SRA.N
                                     Bloomberg: SEO VX / SRA US

 Serono, Inc., Rockland, MA
 Media Relations:                    Investor Relations:
 Tel. +1 781 681 2340                Tel. +1 781 681 2552
 Fax: +1 781 681 2935                Fax: +1 781 681 2912
 http://www.seronousa.com

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